EXHIBIT 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Public Relations, Inc.
(310) 297-3146 (303) 393-7044

Peerless Systems Announces Fiscal Year 2005 First Quarter Results

EL SEGUNDO, Calif., May 27, 2004 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for the fiscal 2005 first quarter ended April 30, 2004.

First Quarter 2005 Results

Peerless reported first quarter revenue of $3.5 million versus $5.7 million reported in last year’s first quarter and $7.7 million reported in the fourth quarter of fiscal 2004. The revenue decrease primarily resulted from a delay in the signing of a $2.0 million product licensing agreement, which as previously reported, was expected to be signed late in the first quarter or early in the second quarter. As the result of an unanticipated delay in the launch of an OEM customer’s product, the $2.0 million license agreement is now expected to be signed in the second quarter. Peerless signed $2.5 million in new licensing agreements during the first quarter, of which $0.9 million was recognized as revenue during the quarter and $1.6 million will be recognized over the next four quarters. Contract backlog for engineering services increased to $0.6 million at April 30, 2004, versus $0.5 million at the end of last year’s first quarter and $0.4 million at January 31, 2004.

First quarter gross margins were 50.2% compared with 53.0% for last year’s first quarter. Research and development expenses increased 47% to $3.4 million, or 96.7% of revenue, from $2.3 million, or 40.3% of revenue, in the comparable period last year. The increase in research and development expenses was largely the result of additional product testing and modification associated with the planned commercial launch of the Company’s new Everest controller, which targets the rapidly expanding market for color office printers, copiers and associated multi-function products (MFPs).

Sales and marketing expenses were $1.2 million, or 34.8% of revenue, compared with $1.2 million, or 20.6% of revenue, in the first quarter last year, and $1.0 million, or 12.8% of revenue, in the previous quarter. General and administrative expenses were $1.2 million, or 33.5% of revenue, versus $1.0 million, or 17.1% of revenue, in the comparable year-ago period and $0.8 million, or 10.2% of revenue, in the most recent quarter.

First quarter net loss was $4.1 million, or $0.26 per share, versus a net loss of $0.2 million, or $0.01 per share, in the first quarter last year and net income of $0.6 million, or $0.04 per share, in the previous quarter. The increased net loss resulted from the previously discussed revenue shortfall, as well as increased research and development, sales and marketing, and general and administrative expenses. Last year’s first quarter results were also favorably impacted by the sale of the Company’s remaining interest in Netreon and the buyout by a sublessee resulting in a total gain of $1.5 million.

Days sales outstanding for receivables and unbilled at April 30, 2004, decreased to 39 compared with 72 at January 31, 2004. The decrease was primarily a result of the collection of fourth quarter licensing revenues. Peerless completed the first quarter with total assets of $13.5 million, including cash and short-term investments of $8.0 million, or $0.51 per share. Stockholders’ equity at the end of the quarter was $7.9 million, or $0.50 per share.

Howard Nellor, president and chief executive officer, said, “We are obviously disappointed in the delay of license revenue, as well as the longer-than-expected sales cycle for our Everest color controller and other products from our new Sierra technology suite. However, we continue to believe our investment in Sierra has been an important strategic move that will help address and facilitate the market’s shift from monochrome office products to more advanced color equipment.

“In the last quarter, we took several additional steps toward the commercial introduction of Everest, and are continuing to work closely with a major OEM that has done testing on the Everest controller and has expressed continued interest in releasing it into U.S. distribution channels. We are currently addressing certain technical issues and feature modifications requested by the OEM prior to final testing. We are working toward completing this conclusive phase during the third quarter, and while it cannot be guaranteed that these efforts will ultimately result in a distribution agreement, we are very encouraged by the progress we are making in driving this relationship forward.

“We continue to believe that Everest and our other Sierra-based products and technologies will represent an opportunity for OEMs seeking access to the growing market for color office products. We have delivered Everest evaluation units to a total of three OEMs and distributors and ultimately hope to have distribution agreements with all of them.”

Nellor added, “Although Sierra technology development and the Everest launch have been the primary focus of our research and development and sales teams, we continue to make advancements with our core monochrome business. We recently announced additional licensing agreements for our imaging technologies with two long-time customers, and the ongoing development efforts on our application specific integrated circuits (ASICs) are proceeding smoothly.”

On May 10, 2004, the Board of Directors elected Thomas G. Rotherham to its Board of Directors, to replace Bob North who resigned as a director. Rotherham, a certified public accountant who will chair the Company’s audit committee, is the former president and CEO of RSM McGladrey, Inc., a business services firm providing business and tax consulting, wealth management and other services. He also served as chief operating officer of McGladrey & Pullen, LLP, a leading national CPA firm, and as a board member and chairman of the executive committee for RSM International, the sixth largest worldwide accounting and consulting organization.

“We are extremely pleased to welcome Tom to the Peerless board of directors and look forward to his contributions and capitalizing on his expertise,” Nellor said. Nellor went on to say, “Peerless thanks Bob North for his dedicated service that began prior to our initial public offering in 1996 and we wish Bob our best.”

Guidance

The Company currently expects second quarter revenues to be in the range of $4.7 million to $5.2 million, which includes the anticipated $2 million license agreement that had been expected in the first quarter together with three new license agreements totaling approximately $0.9 million. The Company expects to reduce operating expenses with the anticipated completion of development and testing expenses associated with the completion and commercial launch of the Everest controller presently expected in the third quarter. With the increase in revenues and reduction of operating expenses, the loss for the second quarter is expected to be in the $3.0 million to $3.5 million range.

The Company believes it will end the second quarter with cash and investments of approximately $5.0 million. It also expects to begin distribution of the Everest product in the third quarter. Thus, it is anticipated that cash and investments will decrease to approximately $3.0 million by the end of this year’s third quarter. While the Company expects the cash and investments position to increase thereafter with the expected sales growth associated with the licensing and distribution of Sierra technology, which includes the Everest controller product, there can be no assurances that the Company will experience the anticipated increase in the Sierra technology sales in the fourth quarter of fiscal 2005 or at all.

The Company plans to reduce operating expenses in the second quarter. However, if the current final development costs for Sierra are higher than expected or the anticipated level of Sierra technology sales are lower than anticipated, and the Company is unable to quickly reduce its operating expenses, the Company will need to take significant measures to preserve and maintain continued business operations.

In such event, the Company will need to further reduce operating costs and may need to attempt to access the capital markets to raise additional funding. There is no assurance that the Company would be successful in raising capital at attractive terms or at all. Should the Company be successful in raising capital, the financing could be costly and may dilute current shareholders. The Company does not have a credit facility. It is presently exploring opportunities to obtain a line of credit for short-term financing in order to provide for near-term working capital needs.

Peerless Systems Conference Call

Management will hold a conference call to discuss fiscal first quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-240-5318 (01-303-262-2142 for international callers). Participants should go to the web site at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days. An audio replay will be available through June 3, 2004, by calling 800-405-2236 (01-303-590-3000 for international callers) and entering the passcode 580823.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words including but not limited to “anticipate,” “are continuing to work,” “expecting,” “expects,” “is expected,” “look forward,” “plans to reduce,” “to be signed,” “toward the commercial introduction,” “will be successful,” “will experience,” “will increase,” “will need,” in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2004 in the Section called Certain Factors And Trends Affecting Peerless And Its Business at pages 16 through 23, inclusive, filed on April 30, 2004, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2003 in the Section called Risks and Uncertainties at pages 16 through 23, inclusive, filed on December 15, 2003.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2004		2003
Revenues:
Product licensing	$1,909	54.7%	$4,158	73.1%
Engineering services and maintenance	898	25.7%	833	14.7%
Other	686	19.6%	696	12.2%

Total revenues	3,493	100.0%	5,687	100.0%

Cost of revenues:
Product licensing	419	12.0%	1,563	27.5%
Engineering services and maintenance	1,048	30.0%	808	14.2%
Other	272	7.8%	302	5.3%

Total cost of revenues	1,739	49.8%	2,673	47.0%

Gross margin	1,754	50.2%	3,014	53.0%

Operating expenses:
Research and development	3,378	96.7%	2,291	40.3%
Sales and marketing	1,216	34.8%	1,171	20.6%
General and administrative	1,169	33.5%	975	17.1%

Total operating expenses	5,763	165.0%	4,437	78.0%

Loss from operations	(4,009)	-114.8%	(1,423)	-25.0%

Interest income, net	15	0.4%	37	0.6%
Other income, net	—	0.0%	1,490	26.2%

	15	0.4%	1,527	26.8%

Income (loss) before income taxes	(3,994)	-114.4%	104	1.8%
Provision for income taxes	118	3.3%	284	5.0%

Net loss	$(4,112)	-117.7%	$(180)	-3.2%

Loss per share — basic and diluted	$(0.26)		$(0.01)

Weighted average common shares outstanding — basic and diluted	15,784		15,420

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,741	$5,069
Short-term investments	4,287	4,341
Trade accounts receivable, net	1,543	6,146
Inventory	57	—
Prepaid expenses and other current assets	805	622

Total current assets	10,433	16,178
Property and equipment, net	1,951	1,981
Other assets	1,136	1,148

Total assets	$13,520	$19,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,016	$897
Accrued wages	516	384
Accrued compensated absences	857	805
Accrued product licensing costs	1,569	2,834
Income taxes payable	43	469
Other current liabilities	285	428
Deferred revenue	1,010	1,323

Total current liabilities	5,296	7,140
Other liabilities	353	366

Total liabilities	5,649	7,506

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,485	49,295
Accumulated deficit	(41,546)	(37,434)
Accumulated other comprehensive income	30	38
Treasury stock	(113)	(113)

Total stockholders’ equity	7,871	11,801

Total liabilities and stockholders’ equity	$13,520	$19,307